Exhibit 10.29

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Third Amended and Restated Employment Agreement ("Agreement"), dated this 31st day of July, 2009, is entered into by and between Alpha Natural Resources Services, LLC, on behalf of itself and its parent entities, subsidiaries and affiliates as may employ Employee from time to time (collectively, the "Employer"), and Kevin S. Crutchfield ("Employee") and is effective as of March 22, 2006 (the "Effective Date").

WITNESSETH:

WHEREAS, Employer employs Employee pursuant to the terms and conditions set forth in that certain Employment Agreement dated as of March 22, 2006, as amended and restated on February 26, 2007 and November 17, 2008, between Employee and Employer (the "Second Amended and Restated Agreement") and Employer and Employee desire to amend and restate the Second Amended and Restated Agreement and to continue the employment of Employee by Employer pursuant to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Employer and Employee agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES:

1.1 Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of the Effective Date and continuing through December 31, 2010 (the "Term"), subject to the terms and conditions of this Agreement.  The Term shall be automatically extended for successive 12-month periods unless either party provides written notice to the other at least 90 days prior to the end of the then current Term of such party's election not to extend the Term.

1.2 Beginning as of the Effective Date, Employee shall continue to be employed by Employer and, as of July 31, 2009, be Chief Executive Officer (the "CEO") of Alpha Natural Resources, Inc., the indirect parent of Employer ("Alpha Natural Resources"), and shall be nominated for re-election to the Board of Directors (the "Board of Directors") of Alpha Natural Resources.  Employee shall report to the Chairman of the Board of Directors of Alpha Natural Resources. Employee shall serve in the assigned positions or in such other executive capacities as may be agreed to, from time to time, between Employee and the Employer, the Board of Directors, and/or the Employer Entities (as defined below).  Employee agrees to perform diligently and to the best of Employee's abilities, and in a trustworthy, businesslike and efficient manner, the duties and services pertaining to such positions as reasonably determined by the Employer and the Board of Directors, as well as such additional or different duties and services appropriate to such positions which Employee from time to time may be reasonably directed to perform by the Board of Directors and/or Employer.

1.3 Employee shall at all times comply with, and be subject to, such policies and procedures as Employer and/or the Employer Entities may establish from time to time, including, without limitation, Alpha Natural Resources' Code of Business Ethics (the "Code of Ethics").

1.4 Except as expressly approved by the Board of Directors, Employee shall, during the period of Employee's employment by Employer, devote Employee's full business time, energy, and best efforts to the business and affairs of Employer and the Employer Entities.  Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee's performance of Employee's duties hereunder, is contrary to the interest of Employer or any of its parent entities, affiliated subsidiaries and divisions (each an "Employer Entity," or collectively, the "Employer Entities") or requires any significant portion of Employee's business time.  The foregoing notwithstanding, the parties recognize and agree that Employee may engage in passive personal investments and other business activities which do not conflict with the business and affairs of the Employer Entities or interfere with Employee's performance of his duties hereunder.  Employee may not serve on the board of directors of any entity (other than an Employer Entity, related industry trade association, public institution, government appointed public or quasi-public body, or not-for-profit charitable organization so long as such activities do not interfere with Employee’s performance of his duties hereunder) during the Term without prior approval, which will not be unreasonably withheld, by the Board of Directors. Employee shall be permitted to retain any compensation received for approved service on any unaffiliated corporation's board of directors.

1.5 Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of the Employer and the other Employer Entities and to do no act which would, directly or indirectly, injure any such entity's business, interests, or reputation.  It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer, or any Employer Entity, involves a possible conflict of interest.  In keeping with Employee's fiduciary duties to Employer and the Employer Entities, Employee agrees that Employee shall not knowingly become involved in a conflict of interest with Employer or any Employer Entity, or upon discovery thereof, allow such a conflict to continue.  Moreover, Employee shall not engage in any activity that might involve a possible conflict of interest without first obtaining approval in accordance with Employer's and Employer Entities' policies and procedures.

1.6 Nothing contained in this Agreement shall be construed to preclude the transfer of Employee's employment to another Employer Entity ("Subsequent Employer") as of, or at any time after, the Effective Date and no such transfer shall be deemed to be a termination of employment for purposes of Article 3 hereof; provided, however, that, effective with such transfer, all of Employer's obligations hereunder shall be assumed by and be binding upon, and all of Employer's rights hereunder shall be assigned to, such Subsequent Employer and the defined term "Employer" as used herein and any other terms referring and/or relating to Employer shall thereafter be deemed amended to mean and refer to such Subsequent Employer.  Except as otherwise provided above, all of the terms and conditions of this Agreement, including without limitation, Employee's rights, compensation, benefits and obligations, shall remain in all material respects and taken as a whole, no less favorable to Employee following such transfer of employment.

ARTICLE 2: COMPENSATION AND BENEFITS:

2.1 Employee's base salary during the Term shall be $875,000 (Eight Hundred, Seventy-Five Thousand Dollars) per annum which shall be paid in accordance with the Employer's standard payroll practice.  Employee's base salary shall be reviewed and approved annually by the Compensation Committee of the Board of Directors (the "Compensation Committee") and then recommended by the Compensation Committee to the Board of Directors for its approval and may be increased, in the Board of Directors' sole discretion, from time to time.  Such increased base salary shall become the minimum base salary under this Agreement and may not be decreased thereafter without the written consent of Employee unless otherwise permitted by this Agreement.

2.2 During the Term, Employee shall participate in a bonus plan pursuant to which an annual bonus shall be paid to Employee in an amount to be reviewed and approved by the Compensation Committee and then recommended by the Compensation Committee to the Board of Directors for its approval, which annual bonus shall have a threshold of 50% of Employee's then current Base Salary, a target of 100% of Employee's then current base salary (the "Target Bonus"), with a maximum bonus opportunity of 200% of Employee's then current base salary.  Payment of the bonus shall be made at the same time as bonuses are paid to other senior executive officers in accordance with the applicable plan terms and shall be based on parameters, including, without limitation, performance goals applicable to Employee, and such parameters shall be approved by the Compensation Committee.

2.3 During the Term, Employee shall participate in Alpha Natural Resources' long-term incentive plans, including its equity incentive plans, on the terms established from time to time by the Compensation Committee; provided that, to the extent that the Compensation Committee or the Board of Directors makes regular annual cycle grants of equity securities under such plans to senior executive officers who report directly to Employee (collectively, the "Direct Reports"), Employee shall receive an equity grant of the same type of security to be granted to such Direct Reports which shall be targeted at 150% of the highest number of such security granted to any Direct Report on a particular grant date and under the same terms and conditions of such award.  Notwithstanding the foregoing, this Section 2.3 shall not apply to any award made in connection with the merger between Foundation Coal Holdings, Inc. and Alpha Natural Resources, Inc., any retention equity award, or any inducement award which the Compensation Committee or the Board of Directors determines to make to any potential new employee of Employer, Alpha Natural Resources, or any affiliate.

2.4 During the Term, in the event of a Change in Control (as defined below), Employee shall be entitled to receive a  lump sum cash payment equal to a pro rata Target Bonus for the year in which the Change in Control occurs, which shall be based on the portion of such year that Employee was employed by Employer prior to the effective date of the Change in Control. Such payment, if any, shall be made no later than 60 days after the effective date of the Change in Control.

2.5 The Employee shall be entitled to at least four (4) weeks paid vacation in each calendar year, or such greater amount of vacation as may be determined in accordance with Employer's vacation policy as in effect from time to time.  The Employee shall also be entitled to all paid holidays given by Employer to its executives.

2.6 During the Term, Employer shall pay or reimburse Employee for all actual, reasonable and customary expenses incurred by Employee in the course of his employment; provided that such expenses are incurred and accounted for in accordance with Employer's applicable policies and procedures.

2.7 While employed by Employer, Employee shall be allowed to participate, on the same basis generally as other employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter are made available by Employer and/or the Employer Entities to all or substantially all of Employer's similarly situated employees.  Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, qualified and non-qualified retirement plans, retiree medical plans and stock option and stock grant programs, if any.  Except as specifically provided in this Agreement, nothing in this Agreement is to be construed or interpreted to increase or alter in any way the rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs.

2.8 Notwithstanding anything to the contrary in this Agreement, it is specifically understood and agreed that Employer and the Employer Entities shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any incentive, employee benefit or stock or stock option program or plan, so long as such actions are similarly applicable to covered employees generally.

2.9 Employer shall withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

ARTICLE 3: TERMINATION OF EMPLOYMENT AND EFFECTS OF SUCH TERMINATION

3.1 Employee's employment with Employer shall be terminated prior to the end of the Term: (i) upon the death of Employee, (ii) upon Employee's Retirement (as defined below), (iii) upon Employee's Permanent Disability (as defined below), (iv) at any time by Employer upon written notice to Employee, or (v) by Employee upon 90 days prior written notice to Employer.

3.2 If Employee's employment is terminated by reason of any of the following circumstances (i), (ii), (iii), or (iv), Employee shall be entitled to receive only the benefits set forth in Section 3.3 below:

(i) Termination due to Employee's Retirement.  "Retirement" shall mean Employee's retirement at or after normal retirement age (either voluntarily or pursuant to Employer's retirement policy).

(ii) Termination by Employer for Employer Cause.  Termination of Employee's employment for "Employer Cause" shall mean termination of Employee's employment by Employer for any of the following:  (a) Employee's gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement, (b) Employee's final conviction of, or plea of guilty or nolo contendere to, a felony or Employee engaging in fraudulent or criminal activity relating to the scope of Employee's employment (whether or not prosecuted), (c) a material violation of Alpha Natural Resources' Code of Ethics, (d) Employee's material breach of any material provision of this Agreement, provided that Employee has received written notice from the Employer and been afforded a reasonable opportunity (not to exceed 30 days) to cure such breach, (e) any continuing or repeated failure to perform the duties as requested in writing by the Employee's supervisor(s) or the Board of Directors after Employee has been afforded a reasonable opportunity (not to exceed 30 days) to cure such breach, (f) the conviction of a felony or crime involving moral turpitude, or (g) conduct which brings Employer and/or the Employer Entities into public disgrace or disrepute in any material respect.  Determination as to whether or not Employer Cause exists for termination of Employee's employment will be made by the Board of Directors.

(iii) Termination by Employee by Resignation (Other Than for Good Reason).  Employee's resignation, other than for Good Reason (as defined below), shall mean termination of Employee's employment by Employee's resignation of employment with Employer and any Employer Entity, but not including any termination of employment by Employee for Good Reason as described in Section 3.4(i) or a Termination In Connection With A Change in Control (as defined below) by Employee described in Section 3.7.

(iv) Election Not to Renew Term by Employee.  Employee elects not to renew the Term pursuant to Section 1.1 of this Agreement.

3.3 If Employee's employment is terminated by reason of Section 3.2 (i), (ii), (iii), or (iv), Employee shall be entitled to each of the following:

(i) Except as provided in Section 3.3(iii) below, Employee shall be entitled to: (a) any base salary earned, accrued or owing to Employee through the effective date of termination of employment, (b) reimbursement for all reasonable and customary expenses incurred by Employee in performing services for the Employer and/or Employer Entities prior to the effective date of termination of employment, (c) payment of vested amounts under the Alpha Natural Resources, Inc. and its Subsidiaries Deferred Compensation Plan (as amended, the "Deferred Compensation Plan"), (d) payment equal to the amount of any accrued, but unused, vacation time, and (e) any individual bonuses or individual incentive compensation not yet paid, but due and payable under Employer's and/or Employer Entities' plans for years prior to the year of Employee's termination of employment; provided that, Employee shall not be entitled to: (1) any bonus or incentive compensation for the year in which he terminates employment unless specifically granted by the Compensation Committee or Board of Directors, or (2) any other payments or benefits by or on behalf of Employer and/or the Employer Entities except for those which may be payable pursuant to the terms of Employer's and/or Employer Entities' employee benefit plans, stock, option, or other equity plans or the applicable agreements underlying such plans.  All payments shall be paid no later than 60 days after the effective date of termination of employment, provided, however, that all payments under clause (c) shall be paid in accordance with such plan's terms and all payments under clause (e) shall be paid no later than the time that such amounts are paid to similarly situated employees in accordance with the applicable plan terms.

(ii) Except for (i) above, it is specifically understood that all future compensation to which Employee is entitled and all future benefits for which Employee is eligible, shall cease and terminate as of the effective date of termination of employment except, if applicable, retiree medical benefits under the Alpha Natural Resources, LLC and Subsidiaries Retiree Medical Benefit Plan (including any successors thereto, the "Retiree Medical Benefit Plan").

(iii) If Employee terminates employment with Employer pursuant to Section 3.2(iii), the non-competition and non-solicitation provisions of Article 5 herein shall only apply if the Employer, at its sole option, invokes such provisions by written notice to Employee and pays the Employee the following: (a) two and one-half (2 1/2) times Employee's base salary in effect as of the effective date of termination of employment plus (b) two and one-half (2 1/2) times Employee's Target Bonus for the year in which the effective date of termination of employment occurs, which shall be paid to Employee in accordance with the following payment schedule:  (1) one-half of such compensation shall be paid to Employee on the six (6) month anniversary of the effective date of termination of employment ("Six Month Payment Date") and (2) the remaining balance of such compensation shall be paid to Employee in equal installments in accordance with Employer's customary payroll practices commencing the first pay period after the Six Month Payment Date and ending on the earlier to occur of (A) the 12-month anniversary of the effective date of such termination of employment or (B) the date Employee violates any of the covenants set forth in Article 4 and Article 5 hereof.

3.4 If Employee's employment is terminated by reason of (i), (ii), (iii), or (iv) below, and, in the case of (i) and (ii), other than a Termination In Connection With A Change in Control, as otherwise provided in Section 3.7, Employee shall be entitled to receive the benefits set forth in Section 3.5 or Section 3.6, as applicable.

(i)
Termination by Employee for Good Reason (Other Than A Termination In Connection With A Change in Control).  "Good Reason" shall mean a termination of Employee's employment by Employee with the Employer and any Employer Entity as a result of the occurrence, without Employee's written consent, of one of the following events:  (a) a material reduction in Employee's (1) annual base salary or (2) Target Bonus opportunity (unless such reduction in (1) and/or (2) relates to an across-the-board reduction similarly affecting Employee and all or substantially all other executives of Employer and the Employee Entities); (b) a failure to provide Employee with the opportunity to materially participate in any material equity-based plans of Employer and/or the Employer Entities on a similar basis to those of other similarly situated executives of Employer and/or the Employer Entities; (c) Employer makes or causes to be made a material adverse change in Employee's position, authority, duties or responsibilities which results in a significant diminution in Employee's position, authority, duties or responsibilities, including, without limitation, Employee being required to report to any person other than the Board of Directors, except in connection with a termination of Employee's employment with Employer for Permanent Disability, Employer Cause, death, or temporarily as a result of Employee's incapacity or other absence for an extended period; (d) a relocation of Employer's principal place of business, or of Employee's own office as assigned to Employee by Employer, to a location that increases Employee's normal work commute by more than 50 miles; or (e) Employer or the Board of Directors engages in any illegal activity or material violation of governmental laws, rules or regulations in connection with the Employer and/or the Employer Entities; provided, that such illegal activity or material violation has a material adverse effect on Employer and the Employer Entities, taken as a whole, thereby causing a material adverse change in the conditions under which Employee services are to be performed.  In order for Employee to terminate for Good Reason, (a) Employer must be notified by Employee in writing within 90 days of the event constituting Good Reason, (b) the event must remain uncorrected by Employer for 30 days following such notice (the "Notice Period"), and (c) such termination must occur within 60 days after the expiration of the Notice Period.

(ii)
Employer Termination Without Employer Cause (Other Than A Termination In Connection With A Change in Control).  Termination of Employee's employment by Employer for any reason other than for Employer Cause including, without limitation, termination due to Employer's election not to renew the Term pursuant to Section 1.1, but not including a Termination In Connection With A Change in Control by Employer described in Section 3.7.

(iii)	Death. Termination due to the death of Employee.

(iv)
Termination due to Employee's Permanent Disability.  "Permanent Disability" shall mean Employee's physical or mental incapacity to perform his usual duties with such condition likely to remain continuously and permanently as determined by Employer.

3.5 Subject to the provisions of Section 3.7, Section 3.8, and Section 3.9, if Employee's employment is terminated by Employee under Section 3.4(i) or by Employer under Section 3.4(ii), Employee shall be entitled to each of the following:

(i) Employer shall pay to Employee an amount equal to the sum of:  (a) two (2) times Employee's base salary in effect as of the effective date of termination of employment plus (b) two (2) times Employee's Target Bonus for the year in which the effective date of termination of employment occurs.  Except as otherwise provided herein, such compensation shall be paid to Employee in accordance with the following payment schedule: (a) an amount equal to the maximum amount eligible to be paid under Treas. Reg. §1.409A-1(b)(9)(iii) shall be paid to Employee no later than 60 days after the effective date of termination of employment; and (b) the remaining balance of such compensation shall be paid to Employee in equal installments in accordance with Employer's customary payroll practices commencing the first pay period after the Six Month Payment Date and ending on the earlier to occur of (1) the 12-month anniversary of the effective date of such termination of employment, or (2) the date Employee violates any of the covenants set forth in Article 4 or Article 5 hereof.

(ii) Employee shall be entitled to a pro rata share of any individual annual cash incentive bonuses or individual annual cash incentive compensation under Employer's and/or Employer Entities' plans for the year of Employee's termination of employment based on the portion of such year that Employee was employed by Employer; provided, however, that the payment of individual annual cash incentive bonuses or individual annual cash incentive compensation will continue to be subject to the attainment of performance goals as specified in the applicable plan which amounts, if any, would be paid no later than the time such amounts are paid to similarly situated employees in accordance with the applicable plan's terms.

(iii) Employee shall be entitled to: (a) any base salary earned, accrued or owing to him under this Agreement through the effective date of termination of employment, (b) any individual bonuses or individual incentive compensation not yet paid, but due and payable under Employer's and/or Employer Entities' plans for years prior to the year of Employee's termination of employment, (c) reimbursement for all reasonable and customary expenses incurred by Employee in performing services for the Employer and/or the Employer Entities prior to the effective date of termination of employment, (d) payment of vested amounts under the Deferred Compensation Plan, and (e) payment equal to the amount of accrued, but unused, vacation time.  All payments shall be paid no later than 60 days after the effective date of termination of employment; provided, however, that all payments under clause (b) of this Section 3.5(iii) shall be paid no later than the time that such amounts are paid to similarly situated employees in accordance with the applicable plan terms and all payments under clause (d) of this Section 3.5(iii) shall be paid in accordance with such plan's terms.

(iv) To the extent permitted by applicable law and the insurance and benefits policies to which Employee is entitled to participate (collectively, "Benefit Plans"), Employer shall maintain Employee's paid coverage for health and dental insurance (through the payment of Employee's COBRA premiums) and life insurance benefits (through the reimbursement of Employee's premiums upon conversion to individual policy) for the earliest to occur of: (a) Employee obtaining the age of 65, (b) the date Employee is provided by another employer benefits substantially comparable to the benefits provided by the above-referenced Benefit Plans (which Employee must provide prompt notice with respect thereto to the Employer), or (c) the expiration of the COBRA Continuation Period (as defined below).  During the applicable period of coverage described in the foregoing sentence, Employee shall be entitled to benefits, on substantially the same basis as would have otherwise been provided had Employee not been terminated and Employer will have no obligation to pay any benefits to, or premiums on behalf of, Employee after such period ends.  To the extent that such benefits are available under the above-referenced Benefit Plans and Employee had such coverage immediately prior to termination of employment, such continuation of benefits for Employee shall also cover Employee's dependents for so long as Employee is receiving benefits under this paragraph (iv).  The COBRA Continuation Period for medical and dental insurance under this paragraph (iv) shall be deemed to run concurrent with the continuation period federally mandated by COBRA (generally 18 months), or any other legally mandated and applicable federal, state, or local coverage period for benefits provided to terminated employees under the health care plan.  For purposes of this Agreement, (a) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and (b) "COBRA Continuation Period" shall mean the continuation period for medical and dental insurance to be provided under the terms of this Agreement which shall commence on the first day of the calendar month following the month in which the date of termination falls and generally shall continue for an 18 month period.  Employee shall be entitled to reimbursement of life insurance premiums as provided in this Section 3.5(iv) to the extent such expense is actually incurred for such calendar year and reasonably substantiated.  Any such reimbursement shall be made no later than the end of the calendar year following the calendar year in which such expense is incurred by Employee; provided, however, that any life insurance premiums incurred prior to the Six Month Payment Date shall not be reimbursed prior to such Six Month Payment Date. Notwithstanding the foregoing, no reimbursement provided for any expense incurred in one taxable year will affect the amount available in another taxable year, and the right to this reimbursement is not subject to liquidation or exchange for another benefit.

3.6 If Employee's employment is terminated by reason of Section 3.4(iii) or (iv), Employee's estate, in the case of death, or Employee (or his legal guardian), in the case of Permanent Disability, shall be entitled to payment of: (a) any base salary earned, accrued or owing to Employee's estate or Employee (or his legal guardian), as applicable, through the effective date of termination of employment, (b) any individual bonuses or individual incentive compensation not yet paid but due and payable under Employer's and/or Employer Entities' plans for years prior to the year of Employee's termination of employment, (c) a pro rata share of any individual bonuses or individual incentive compensation, based on the target levels set for such bonuses, under Employer's and/or Employer Entities' plans for the year of Employee's termination of employment based on the portion of such year that Employee was employed by Employer, (d) all reasonable and customary expenses incurred by Employee in performing services for the Employer and/or Employer Entities prior to the effective date of termination of employment, (e) vested amounts under the Deferred Compensation Plan, (f) the amount of accrued, but unused, vacation time, and (g) participation in the Retiree Medical Benefit Plan, if applicable, and in the event of Employee's death, Employee's spouse shall be entitled to any benefits which she is eligible to receive under such plan.  All payments shall be paid no later than 60 days after the effective date of termination of employment; provided, however, that all payments under clause (b) shall be paid no later than the time that such amounts are paid to similarly situated employees in accordance with the applicable plan terms and all payments under clause (e) shall be paid in accordance with such plan's terms.

3.7 Involuntary Termination In Connection with a Change in Control.  In the event the Employee's employment is terminated during the 90-day period immediately preceding a Change in Control, or on or within the one-year period immediately following a Change in Control (a "Termination In Connection With A Change In Control") by: (i) the Employee for Good Reason or (ii) the Employer other than (a) for Employer Cause, (b) due to the Employee's death or (c) due to Permanent Disability, the Employee shall be entitled to receive the benefits set forth in Section 3.8.  For purposes of this Agreement, "Change in Control" shall mean the occurrence of any of the following after the date of this Agreement: (a) any merger, consolidation or business combination in which the stockholders of Alpha Natural Resources immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity, (b) the sale of all or substantially all of Alpha Natural Resources' assets in a single transaction or a series of related transactions, (c) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) a majority of the outstanding common stock of Alpha Natural Resources by any person or entity (including a "group" as defined by or under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), (d) the stockholders of Alpha Natural Resources approve any plan for the dissolution or liquidation of Alpha Natural Resources, or (e) a contested election of directors, as a result of which or in connection with which the persons who were directors of Alpha Natural Resources before such election or their nominees cease to constitute a majority of Alpha Natural Resources' Board of Directors.

3.8 Subject to the provisions of Section 3.9, if Employee's employment is terminated pursuant to Section 3.7, Employee shall be entitled to each of the following:

(i) Employer shall pay to Employee a lump sum cash payment equal to (a) three (3) times Employee's base salary in effect as of the effective date of termination, plus (b) three (3) times Employee's Target Bonus for the year in which the effective date of the termination occurs.  Except as otherwise provided herein, such compensation shall be paid to Employee in accordance with the following payment schedule: (a) an amount equal to the maximum amount eligible to be paid under Treas. Reg. §1.409A-1(b)(9)(iii) shall be paid to Employee no later than 60 days after the effective date of termination of employment; and (b) the remaining balance of such compensation shall be paid to Employee in equal installments in accordance with Employer's customary payroll practices commencing the first pay period after the Six Month Payment Date and ending on the earlier to occur of (1) the 12-month anniversary of the effective date of such termination of employment, or (2) the date Employee violates any of the covenants set forth in Article 4 or Article 5 hereof.

(ii) Employee shall be entitled to a pro rata share of any individual annual cash incentive bonuses or individual annual cash incentive compensation, based on the target levels set for such bonuses, under Employer's and/or Employer Entities' plans for the year of Employee's termination of employment based on the portion of such year that Employee was employed by Employer.  Payment shall be made, in lump sum, no later than 60 days after effective date of termination of employment.

(iii) Employee shall be entitled to: (a) any base salary earned, accrued or owing to him under this Agreement through the effective date of termination of employment, (b) any individual bonuses or individual incentive compensation not yet paid, but due and payable under Employer's and/or Employer Entities' plans for years prior to the year of Employee's termination of employment, (c) reimbursement for all reasonable and customary expenses incurred by Employee in performing services for the Employer and/or the Employer Entities prior to the effective date of termination of employment, (d) payment of vested amounts under the Deferred Compensation Plan, and (e) payment equal to the amount of accrued, but unused, vacation time.  All payments shall be paid no later than 60 days after the effective date of termination of employment; provided, however, that all payments under clause (b) shall be paid no later than the time that such amounts are paid to similarly situated employees in accordance with the applicable plan terms and all payments under clause (d) shall be paid in accordance with such plan's terms.

(iv) To the extent permitted by applicable law and the Benefit Plans, Employer shall maintain Employee's paid coverage for health insurance (through the payment of Employee's COBRA premiums) and other dental and life insurance benefits (through the reimbursement of Employee's premiums upon conversion to individual policy) until the earlier to occur of: (a) Employee obtaining the age of 65, (b) the date Employee is provided by another employer benefits substantially comparable to the benefits provided by the above-referenced Benefit Plans (which Employee must provide prompt notice with respect thereto to the Employer), or (c) the expiration of the COBRA Continuation Period.  During the applicable period of coverage described in the foregoing sentence, Employee shall be entitled to benefits on substantially the same basis as would have otherwise been provided had Employee not been terminated and Employer will have no obligation to pay any benefits to, or premiums on behalf of, Employee after such period ends.  To the extent that such benefits are available under the above-referenced Benefit Plans and Employee had such coverage immediately prior to termination of employment, such continuation of benefits for Employee shall also cover Employee's dependents for so long as Employee is receiving benefits under this paragraph (iv).  The COBRA Continuation Period for medical and dental insurance under this paragraph (iv) shall be deemed to run concurrent with the continuation period federally mandated by COBRA (generally 18 months), or any other legally mandated and applicable federal, state, or local coverage period for benefits provided to terminated employees under the health care plan. Employee shall be entitled to reimbursement of life insurance premiums as provided in this Section 3.8(iv) to the extent such expense is actually incurred for such calendar year and reasonably substantiated.  Any such reimbursement shall be made no later than the end of the calendar year following the calendar year in which such expense is incurred by Employee; provided, however, that any life insurance premiums incurred prior to the Six Month Payment Date shall not be reimbursed prior to such Six Month Payment Date. Notwithstanding the foregoing, no reimbursement provided for any expense incurred in one taxable year will affect the amount available in another taxable year, and the right to this reimbursement is not subject to liquidation or exchange for another benefit.

(v) If applicable, Employer shall pay to Employee a lump sum cash payment equal to the difference between the present value of the Employee's accrued pension benefits on the effective date of Employee's termination under any qualified defined benefit plan and (if eligible) any related supplemental retirement plan (together, the "pension plans") sponsored by Employer or any Employer Entity and the present value of the accrued pension benefits to which the Employee would have been entitled under the pension plans if Employee had continued participation in those plans for the 24-month period after the effective date of Employee's termination. Such amount shall be determined based on an average of the amount contributed by Employee in the two (2) years prior to the effective date of Employee's termination. Payment shall be made, in lump sum, no later than 60 days after the effective date of termination of employment.

(vi) Employer shall pay to Employee a lump sum cash payment of $15,000 in order to cover the cost of outplacement assistance services for Employee and other expenses associated with seeking another employment position. Payment shall me made, in lump sum, no later than 60 days after the effective date of termination of employment.

3.9 The severance benefit paid and provided to Employee pursuant to Section 3.3, Section 3.5, 3.8 and/or Section 3.10 shall be in consideration of Employee's continuing obligations hereunder after such termination of employment, including, without limitation, Employee's obligations under Article 4 and Article 5.  Further, as a condition to the receipt of such severance benefit, Employer shall require Employee to first execute a release, in substantially the form attached hereto as Annex A, releasing Employer and all other Employer Entities, and their respective officers, directors, employees, and agents, from any and all claims and from any and all causes of action of any kind or character, including, but not limited to, all claims and causes of action arising out of Employee's employment with Employer and any other Employer Entities or the termination of such employment.  Unless otherwise required by applicable law, the release must be executed by the Employee within thirty (30) days of the date of termination of employment.  If the Employee fails or otherwise refuses to execute a release within the time specified herein, or revokes the release, the Employee will not be entitled to any such severance benefits and the Employer shall have no further obligations with respect to the payment of the severance benefits.  The performance of Employer's obligations under Section 3.3, Section 3.5, Section 3.8 and/or Section 3.10 and the receipt of the severance benefit provided thereunder by Employee shall constitute full settlement of all such claims and causes of action.  Employee shall not be under any duty or obligation to seek or accept other employment following a termination of employment pursuant to which a severance benefit payment or benefit under Section 3.3, Section 3.5, Section 3.8 and/or Section 3.10 is owing and the amounts and benefits due Employee pursuant to Section 3.3, Section 3.5, Section 3.8 and/or Section 3.10 shall not be reduced or suspended, except as otherwise provided, if Employee accepts subsequent employment or earns any amounts as a self-employed individual, provided, however that in the event Employee breaches any of Employee's obligations under Articles 4 or 5 of this Agreement, then, in addition to Employer's right to specific performance pursuant to Section 5.5 or any other rights that Employer or each Employer Entity may have under this Agreement or otherwise, Employer and each Employer Entity shall have the right to terminate payment of any amounts or benefits to which Employee would otherwise be entitled pursuant to this Article 3.  Employee's rights under Section 3.3, Section 3.5, Section 3.8 and/or Section 3.10 are Employee's sole and exclusive rights against the Employer, or any affiliate of Employer, and the Employer's and the Employer Entities' sole and exclusive liability to Employee under this Agreement, whether such claim is based in contract, tort or otherwise, for the termination of his employment relationship with Employer.  Employee agrees that all disputes relating to Employee's employment or termination of employment shall be resolved through Employer's Dispute Resolution Plan as provided in Section 7.7 hereof; provided, however, that decisions as to whether there is "Employer Cause" for termination of the employment relationship with Employee and whether and as of what date Employee has become Permanently Disabled shall be limited to whether such decision was reached in good faith.  Nothing contained in this Article 3 shall be construed to be a waiver by Employee of any benefits accrued for or due Employee under any employee benefit plan (as such term is defined in the Employees' Retirement Income Security Act of 1974, as amended) maintained by Employer except that Employee shall not be entitled to any severance benefits pursuant to any severance plan or program of the Employer and/or the Employer Entities except as outlined in this Agreement.

3.10 Vesting of Equity.  With respect to any equity awards or grants made by Employer and/or any Employer Entity after the date of this Agreement and notwithstanding any provision to the contrary in any applicable plan, program or agreement, upon a termination of Employee's employment with Employer pursuant to any of the subparagraphs of Section 3.4 or Section 3.7, all stock options, performance share, restricted stock, restricted stock unit and other equity rights held by the Employee will become fully vested and/or exercisable, as the case may be, on the date on which such termination of employment occurs, and all stock options held by the Employee shall remain exercisable until the earlier to occur of: (i) the expiration date of the applicable option term or (ii) the two (2) year anniversary of Employee's termination date; provided, however, that the payment of performance-based awards will continue to be subject to the attainment of the performance goals as specified in the applicable plan or award agreement.

3.11 Termination of the employment relationship does not terminate those obligations imposed by this Agreement, which are continuing obligations, including, without limitation, Employee's obligations under Article 4 and Article 5.

3.12 The payment of any monies to Employee under this Agreement after the date of termination of employment does not constitute an offer or a continuation of employment of the Employee.  In no event shall Employee represent or hold himself out to be an employee of Employer or any Employer Entity after the effective date of termination of employment.  Except where Employer is lawfully required to withhold any federal, state, or local taxes, Employee shall be responsible for any and all federal, state, or local taxes that arise out of any payments to Employee hereunder.

3.13 During any period during which any monies are being paid to Employee under this Agreement after the effective date of termination of employment, Employee shall provide to Employer and any Employer Entity reasonable levels of assistance in answering questions concerning the business of Employer and any Employer Entity, transition of responsibility, or litigation, provided that all out of pocket expenses of Employee reasonably incurred in connection with such assistance are fully and promptly reimbursed and that any such assistance after the Non-Compete Period (as defined below) shall not interfere or conflict with the obligations which Employee may owe to any other employer, and shall always be less than 8 hours per week.

ARTICLE 4: OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION:

4.1 All information, ideas, concepts, improvements, innovations, developments, methods, processes, designs, analyses, drawings, reports, discoveries, and inventions, whether patentable or not or reduced to practice, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee's employment by Employer or any of the Employer Entities, both before and after the date hereof (whether during business hours or otherwise and whether on Employer's premises or otherwise) which relate to the business, products or services of Employer or the Employer Entities (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, marks, and any copyrightable work, trade mark, trade secret or other intellectual property rights (whether or not composing confidential information, and all writings or materials of any type embodying any of such items (collectively, "Work Product")), shall be the sole and exclusive property of Employer or an Employer Entity, as the case may be, and shall be treated as "work for hire."  It is recognized that Employee is an experienced executive in the business of the Employer Entities and through several decades of prior work in the industry acquired and retains knowledge, contacts, and information which are not bound by this Article 4.

4.2 Employee shall promptly and fully disclose all Work Product to Employer and shall cooperate and perform all actions reasonably requested by Employer (whether during or after the Term of employment) to establish, confirm and protect Employer's and/or Employer Entities' right, title and interest in such Work Product.  Without limiting the generality of the foregoing, Employee agrees to assist Employer, at Employer's expense, to secure Employer's and Employer Entities' rights in the Work Product in any and all countries, including the execution by Employee of all applications and all other instruments and documents which Employer and/or the Employer Entities shall deem necessary in order to apply for and obtain rights in such Work Product and in order to assign and convey to Employer and/or the Employer Entities the sole and exclusive right, title and interest in and to such Work Product.  If Employer is unable because of Employee's mental or physical incapacity or for any other reason (including Employee's refusal to do so after request therefor is made by Employer) to secure Employee's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Work Product belonging to or assigned to Employer and/or the Employer Entities pursuant to Section 4.1 above, then Employee by this Agreement irrevocably designates and appoints Employer and its duly authorized officers and agents as Employee's agent and attorney-in-fact to act for and in Employee's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by Employee.  Employee agrees not to apply for or pursue any application for any United States or foreign patents or copyright registrations covering any Work Product other than pursuant to this Section in circumstances where such patents or copyright registrations are or have been or are required to be assigned to Employer or any Employer Entity.

4.3 Employee acknowledges that the businesses of Employer and the Employer Entities are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Employer and/or the Employer Entities use in their business to obtain a competitive advantage over their competitors.  Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Employer and the Employer Entities in maintaining their competitive position.  Employee acknowledges that by reason of Employee's duties to, and association with, Employer and the Employer Entities, Employee has had and will have access to, and has and will become informed of, confidential business information which is a competitive asset of Employer and the Employer Entities.  Employee hereby agrees that Employee will not, at any time during or after his employment by Employer, make any unauthorized disclosure of any confidential business information or trade secrets of Employer or the Employer Entities, or make any use thereof, except in the carrying out of his employment responsibilities hereunder.  Employee shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft.  Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder).  The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Employee's legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that Employee shall, to the extent practicable and lawful in any such events, give prior notice to Employer of his intent to disclose any such confidential business information in such context so as to allow Employer or an Employer Entity an opportunity (which Employee will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.  Any information not specifically related to the Employer Entities would not be considered confidential to the Employer.

4.4 All written materials, records, and other documents made by, or coming into the possession of, Employee during the period of Employee's employment by Employer which contain or disclose confidential business information or trade secrets of Employer or the Employer Entities, or which relate to Employee's Work Product described in Section 4.1 above, shall be and remain the property of Employer, or the Employer Entities, as the case may be.  Upon termination of Employee's employment, for any reason, Employee promptly shall deliver the same, and all copies thereof, to Employer.

ARTICLE 5: COVENANT NOT TO COMPETE:

5.1 In consideration of the compensation to be paid to Employee under this Agreement, Employee acknowledges that in the course of Employee's employment with certain Employer Entities, he has prior to the date of this Agreement, and will during the Term of employment, become familiar with Employer's and the Employer Entities' trade secrets, business plans and business strategies and with other confidential business information concerning Employer and the Employer Entities and that Employee's services have been and shall be of special, unique and extraordinary value to Employer and the Employer Entities.  Employee also acknowledges that in the course of his employment he will have access to Employer's and the Employer Entities' relationships and goodwill with their customers, distributors, suppliers and employees.  In light of Employee's value to, and knowledge of, Employer, the Employer Entities, and the Business (as defined below) and Employee's compensation pursuant to this Agreement, Employee agrees that, during the Term and for a period of one (1) year thereafter (the "Non-Compete Period"), he will not, in association with or as an officer, principal, manager, member, advisor, agent, partner, director, material stockholder, employee or consultant of any corporation (or sub-unit, in the case of a diversified business) or other enterprise, entity or association, work on the acquisition or development of, or engage in any line of business, property or project which is, directly or indirectly, competitive with any business that Employer or any Employer Entity engages in during the Term of employment, including but not limited to, the mining, processing, transportation, distribution, trading and sale of synfuel, coal and coal byproducts (the "Business").  Such restriction shall cover Employee's activities anywhere in the states in which Employer conducts operations during the Term of this Agreement.

5.2 During the applicable Non-Compete Period, Employee will not solicit or induce any person who is or was employed by any of the Employer Entities at any time during such term or period (i) to interfere with the activities or businesses of Employer or any Employer Entity or (ii) to discontinue his or her employment with any of the Employer Entities.

5.3 During the applicable Non-Compete Period, Employee will not, directly or indirectly, influence or attempt to influence any customers, distributors or suppliers of any of the Employer Entities to divert their business to any competitor of Employer or any Employer Entity or in any way interfere with the relationship between any such customer, distributor or supplier and Employer and/or any Employer Entity (including, without limitation, making any negative statements or communications about Employer and the Employer Entities).  During the applicable Non-Compete Period, Employee will not, directly or indirectly, acquire or attempt to acquire any business in the states in which Employer conducts operations during the Term of this Agreement; prior to the termination of the Term of employment, has made an acquisition proposal relating to the possible acquisition of such business by Employer or any Employer Entity, (such business, an "Acquisition Target"); or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any person other than Employer or any Employer Entity.

5.4 Employee understands that the provisions of Sections 5.1, 5.2 and 5.3 hereof may limit his ability to earn a livelihood in a business in which he is involved, but as a member of the management group of Employer and the Employer Entities he nevertheless agrees and hereby acknowledges that: (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Employer and any of the Employer Entities; (ii) such provisions contain reasonable limitations as to time, scope of activity, and geographical area to be restrained; and (iii) the consideration provided hereunder, including without limitation, any amounts or benefits provided under Article 3 hereof, is sufficient to compensate Employee for the restrictions contained in Sections 5.1, 5.2 and 5.3 hereof.  Subject to the final sentence of Section 5.1, in consideration of the foregoing and in light of Employee's education, skills and abilities, Employee agrees that he will not assert that, and it should not be considered that, any provisions of Sections 5.1, 5.2 or 5.3 otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

5.5 If, at the time of enforcement of Articles 4 or 5 of this Agreement, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Employee acknowledges that he is a member of Employer's and the Employer Entities' management group with access to Employer's and Employer Entities' confidential business information and his services are unique to Employer and the Employer Entities.  Employee therefore agrees that the remedy at law for any breach by him of any of the covenants and agreements set forth in Articles 4 and 5 will be inadequate and that in the event of any such breach, Employer and the Employer Entities may, in addition to the other remedies which may be available to them at law, apply to any court of competent jurisdiction to obtain specific performance and/or injunctive relief prohibiting Employee (together with all those persons associated with him) from the breach of such covenants and agreements and to enforce, or prevent any violations of, the provisions of this Agreement.  In addition, in the event of a breach or violation by Employee of this Article 5, the applicable Non-Compete Period set forth in this Article shall be tolled until such breach or violation has been cured.

5.6 Each of the covenants of this Article 5 are given by Employee as part of the consideration for this Agreement and as an inducement to Employer to enter into this Agreement and accept the obligations hereunder.

5.7 Provisions of Article 5 shall not be binding on Employee if Employer fails to perform any material obligation under this Agreement, including, without limitation, the failure of Employer to make timely payments of monies due to Employee under Article 3 of this Agreement; provided, that (a) Employee has notified Employer in writing within 30 days of the date of the failure of Employer to perform such material obligation and (b) such failure remains uncorrected and/or uncontested by Employer for 15 days following the date of such notice.

5.8 Notwithstanding anything to the contrary contained in this Article 5, the non-competition and non-solicitation provisions of this Article 5 shall not apply in the event that this Agreement (a) shall be terminated by Employee for Good Reason pursuant to Section 3.4 or (b) Employee or Employer, as the case may be, elects not to renew the Term of this Agreement pursuant to Section 3.2(iv) or Section 3.4(ii), respectively, or (iii) Employee resigns from the Employer pursuant to Section 3.2(iii) and Employer elects not to exercise its option, in its sole discretion, to subject Employee to the non-competition and non-solicitation provisions of this Article 5 in accordance with Section 3.3(iii) herein; provided that Employee does not receive, or does not elect to receive, any of the benefits or payments under Sections 3.5, 3.8 and/or 3.10 of this Agreement (if applicable).

5.9 If Employee breaches any obligation under Article 4 and/or Article 5 hereof, Employer shall provide notice of such breach to Employee.  The Employee agrees that, within 30 days after Employer provides such notice, Employee shall pay to Employer, in cash, an amount equal to any and all payments paid to or on behalf of Employee under Article 3 of this Agreement including, without limitation, to the extent Employee has sold any equity which vested pursuant to Section 3.10 hereof, any cash proceeds received from such sale.  Employee agrees that failure to make such timely payment to Employer constitutes an independent and material breach of this Agreement by Employee, for which Employer may seek recovery of the unpaid amount as liquidated damages, in addition to all other rights and remedies Employer may have resulting from Employee's breach of the obligations set forth in Article 4 and/or Article 5 hereof.  Employee agrees that timely payment to Employer as set forth herein is reasonable and necessary because the damages that will result from a breach of Article 4 and/or Article 5 hereof cannot readily be ascertained.  Further, Employee agrees that timely payment to Employer as set forth herein is not a penalty, and it does not preclude Employer from seeking all other remedies that may be available to Employer, including, without limitation, those set forth in this Article 5.

ARTICLE 6: CERTAIN ADDITIONAL PAYMENTS BY EMPLOYER:

6.1 The provisions of this Article 6 shall apply notwithstanding anything in this Agreement to the contrary.  Subject to Section 6.2 below, in the event that it shall be determined that any payment or distribution by Employer to, or for the benefit of, the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, Employer shall pay the Employee an additional amount (the "Gross-Up Payment") such that the net amount retained by the Employee after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income tax, employment tax, excise tax and other tax imposed upon the Gross-Up Payment, shall be equal to the Payment.

6.2 Notwithstanding Section 6.1, and notwithstanding any other provisions of this Agreement to the contrary, if the net after-tax benefit to the Employee of receiving the Gross-Up Payment does not exceed the Safe Harbor Amount (as defined below) by more than 10% (as compared to the net-after tax benefit to the Employee resulting from elimination of the Gross-Up Payment and reduction of the Payments to the Safe Harbor Amount), then (i) Employer shall not pay the Employee the Gross-Up Payment, and (ii) the provisions of Section 6.3 below shall apply. The term "Safe Harbor Amount" means the maximum dollar amount of parachute payments that may be paid to the Employee under Section 280G of the Code without imposition of an excise tax under Section 4999 of the Code.

6.3 The provisions of this Section 6.3 shall apply only if Employer is not required to pay the Employee a Gross-Up Payment as a result of Section 6.2 above.  If Employer is not required to pay the Employee a Gross-Up Payment as a result of the provisions of Section 6.2, Employer will apply a limitation on the Payment amount as set forth below (a "Parachute Cap") as follows:  The aggregate present value of the Payments under Section 3.8 and Section 3.10 of this Agreement ("Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be subject to the limitation of deduction under Section 280G of the Code.  For purposes of this Article 6, "present value" shall be determined in accordance with Section 280G(d)(4) of the Code.

6.4 Except as set forth in the next sentence, all determinations to be made under this Article 6 shall be made by the nationally recognized independent public accounting firm used by Employer immediately prior to the Change in Control ("Accounting Firm"), which Accounting Firm shall provide its determinations and any supporting calculations to Employer and the Employee within ten (10) days of the Employee's termination date.  The value of the Employee's non-competition covenant under Article 5 of this Agreement shall be determined by independent appraisal by a nationally-recognized business valuation firm acceptable to both the Employee and Employer, and a portion of the Agreement Payments shall, to the extent of that appraised value, be specifically allocated as reasonable compensation for such non-competition covenant and shall not be treated as a parachute payment.  If any Gross-Up Payment is required to be made, Employer shall make the Gross-Up Payment within 60 days after receiving the Accounting Firm's calculations, but in no event later than the end of the Employee's taxable year following the Employee's taxable year in which the Employee remits the related taxes.  Any such determination by the Accounting Firm shall be binding upon Employer and the Employee.

6.5 All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Article 6 shall be borne solely by Employer.

ARTICLE 7: MISCELLANEOUS:

7.1 For purposes of this Agreement, the terms "affiliate" or "affiliates" mean an entity or entities in which Employer, Alpha Natural Resources, or any parent entity of Alpha Natural Resources has a 20% or more direct or indirect equity interest.

7.2 Section 409A.

(i) The provisions of this Agreement will be administered, interpreted and construed in a manner intended to comply with Section 409A of the Code, the regulations issued thereunder or any exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).

(ii) For purposes of Section 409A, each payment hereunder, including each salary continuation installment payment, shall be treated as a separate payment.  For purposes of this Agreement, each payment is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) each payment that is scheduled to be made following Employee's termination date and within the applicable 2½ month period specified in Treas. Reg. § 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4); (ii) post-termination medical benefits are intended to be excepted under the medical benefits exception as specified in Treas. Reg. § 1.409A-1(b)(9)(v)(B),  and (iii) each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary separation pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii). The Employee shall have no right to designate the date of any payment hereunder.

(iii) With respect to payments subject to Section 409A of the Code (and not excepted therefrom), if any, it is intended that each payment is paid on permissible distribution event and at a specified time consistent with Section 409A of the Code.  The Employer reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A.  Notwithstanding any provision of this Agreement to the contrary, to the extent that a payment hereunder is subject to Section 409A of the Code (and not excepted therefrom) and payable on account or a termination of employment, such payment shall be delayed for a period of six months after the date of termination (or, if earlier, the death of the Employee ) if the Employee is a "specified employee" (as defined in Section 409A of the Code and determined in accordance with the procedures established by the Employer).  Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period in the month following the month containing the 6-month anniversary of the date of termination.

(iv) For purposes of the Agreement, the Employee shall be considered to have experienced a termination of employment only if the  Employee has terminated employment with the Company and all of its controlled group members within the meaning of Section 409A of the Code.  For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language "at least 50 percent" shall be used instead of "at least 80 percent" in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2.  Whether the Employee has terminated employment will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A of the Code.

(v) Notwithstanding any provision of this Agreement to the contrary, Employee acknowledges and agrees that the Employer shall not be liable for, and nothing provided or contained in this Agreement will be construed to obligate or cause the Employer  to be liable for, any tax, interest or penalties imposed on Employee related to or arising with respect to any violation of Section 409A.

7.3 For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Employee or Employer, as applicable, by pre-paid courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employer:

Alpha Natural Resources Services, LLC

One Alpha Place

P.O. Box 2345

Abingdon, VA 24212

Attn:  General Counsel of Alpha Natural Resources

If to Employee:  To his last known personal residence

7.4 This Agreement shall be governed by and construed and enforced, in all respects in accordance with; the law of the Commonwealth of Virginia, without regard to principles of conflicts of law, unless preempted by federal law, in which case federal law shall govern; provided, however, that Employer's Dispute Resolution Plan, or if no such plan is in place, then the rules of the American Arbitration Association shall govern in all respects with regard to the resolution of disputes hereunder as provided in Section 7.7.

7.5 No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.6 It is a desire and intent of the parties that the term, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law.  If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under applicable law to the fullest extent permitted by law.  In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

7.7 It is the mutual intention of the parties to have any dispute concerning this Agreement resolved out of court.  Accordingly, the parties agree that any such dispute shall, as the sole and exclusive remedy, be submitted for resolution, then pursuant to binding arbitration to be held in Abingdon, Virginia, in accordance with the employment arbitration rules (except as modified below) of the American Arbitration Association and with the Expedited Procedures thereof (collectively, the "Rules"); provided, however, that the Employer, on its own behalf and on behalf of any of the Employer Entities, and the Employers Entities shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any breach or the continuation of any breach of the provisions of Articles 4 and 5 and Employee hereby consents that such restraining order or injunction may be granted without the necessity of the Employer or any Employer Entity posting any bond.  Each of the parties hereto agrees that such arbitration shall be conducted by a single arbitrator selected in accordance with the Rules; provided that such arbitrator shall be experienced in deciding cases concerning the matter which is the subject of the dispute.  Each of the parties agrees that in any such arbitration that pre-arbitration discovery shall be limited to the greatest extent provided by the Rules, that the award shall be made in writing no more than 30 days following the end of the proceeding, that the arbitration shall not be conducted as a class action, that the arbitration award shall not include factual findings or conclusions of law.  Any award rendered by the arbitrator shall be final and binding and judgment may be entered on it in any court of competent jurisdiction.  Each of the parties hereto agrees to treat as confidential the results of any arbitration (including, without limitation, any findings of fact and/or law made by the arbitrator) and not to disclose such results to any unauthorized person.

7.8 This Agreement shall be binding upon and inure to the benefit of Employer, the Employer Entities, their respective successors in interest, or any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business assets of Employer and the Employer Entities by any means, whether indirectly or directly, and whether by purchase, merger, consolidation, or otherwise.  Employee's rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer, other than in the case of death or Permanent Disability of Employee.

7.9 This Agreement replaces and merges any previous agreements and discussions pertaining to the subject matter covered herein, including, without limitation, the Second Amended and Restated Agreement.  This Agreement constitutes the entire agreement of the parties with regard to the terms of Employee's employment, termination of employment and severance benefits, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such matters.  Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to the foregoing matters which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding.  This Agreement may not be amended orally, but only by an instrument in writing signed by each of the parties to this Agreement; provided, however, the Employer may, solely to the extent necessary to comply with Section 409A of the Code, modify the terms of this Agreement if it is determined that such terms would subject any payments or benefits hereunder to the additional tax and/or interest assessed under Section 409A of the Code.

7.10 Notwithstanding any provision of this Agreement to the contrary, the parties' respective rights and obligations under Articles 3, 4, 5, 6, and this Article 7 will survive any termination or expiration of this Agreement or the termination of Employee's employment for any reason whatsoever.

7.11 The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

7.12 This Agreement may be executed in one or more counterparts, each of which shall deemed to be in an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective as of the Effective Date.

EMPLOYER

ALPHA NATURAL RESOURCES SERVICES, LLC

By:    /s/  Vaughn R. Groves
Name:  Vaughn R. Groves
Title:    Executive Vice President

EMPLOYEE

  /s/  Kevin S. Crutchfield
Kevin S. Crutchfield

ANNEX A

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this _____ day of ___________, _____, by and between Alpha Natural Resources Services, LLC (the “Company”) and Kevin S. Crutchfield (“Executive”).

WHEREAS, the Company advises Executive to consult with Executive's own legal counsel before signing this Agreement; and

WHEREAS, the Executive formerly was employed by the Company as ____________; and

WHEREAS, the Company employs Executive pursuant to the terms and conditions set forth in that certain Employment Agreement dated as of March 22, 2006 between Executive and the Company, that was amended and restated as of February 26, 2007, November 17, 2008 and July 31, 2009, (as amended from time to time, the “Employment Agreement”) which provides for certain payments and benefits in the event that the Executive's employment is terminated under certain circumstances; and

WHEREAS, an express condition of the Executive's entitlement to the payments and benefits under the Employment Agreement is the execution of a general release in the form set forth below; and

WHEREAS, the Executive and the Company mutually desire to terminate the Executive's employment effective _____________ ____, ____ (“Date of Termination”).

NOW, THEREFORE, IT IS HEREBY AGREED by and between the Executive and the Company as follows:

1. (a)           To the fullest extent permitted by law, the Executive, for and in consideration of the commitments of the Company as set forth in paragraph 5 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, predecessors, subsidiaries and parents, and their present or former officers, directors, shareholders, employees, and agents, and its and their respective successors, assigns, heirs, executors, and administrators and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Company (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which the Executive ever had, now has, or hereafter may have, whether known or unknown, or which the Executive's heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from any time prior to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to the Executive's employment relationship with the Company and/or its affiliates, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Virginians with Disabilities Act, the Virginia Human Rights Act, the Virginia Wage Payment and Collection Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys' fees and costs.  This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.  This release is intended to be a general release, and excludes only those claims that Executive cannot release as a matter of law under any statute or common law.  Executive is advised to seek independent legal counsel if Executive seeks clarification on the scope of this release.

(b) To the fullest extent permitted by law, and subject to the provisions of paragraph 10 and paragraph 12 below, the Executive represents and affirms that the Executive has not filed or caused to be filed on the Executive's behalf any charge, complaint or claim for relief against the Company or any Releasee and, to the best of the Executive's knowledge and belief, no outstanding charges, complaints or claims for relief have been filed or asserted against the Company or any Releasee on the Executive's behalf; and the Executive has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company or any Releasee, to any member of the Company's or any Releasee's legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities.  In the event that there is outstanding any such charge, complaint or claim for relief, Executive agrees to seek its immediate withdrawal and dismissal with prejudice.  In the event that for any reason said charge, complaint or claim for relief cannot be withdrawn, Executive shall not voluntarily testify, provide documents or otherwise participate in any investigation or litigation arising therefrom or associated therewith and shall execute such other papers or documents as the Company's counsel determines may be necessary to have said charge, complaint or claim for relief dismissed with prejudice.  Nothing herein shall prevent Executive from testifying in any cause of action when required to do so by process of law.  Executive shall promptly inform the Company if called upon to testify.

(c) Executive does not waive any right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or participate in an investigation or proceeding conducted by the EEOC, but explicitly waives any right to file a personal lawsuit or receive monetary damages that the EEOC might recover if said charge results in an EEOC lawsuit against the Company or Releasees.  Executive does not waive the right to challenge the validity of this Agreement.

2. In consideration of the Company's agreements as set forth in paragraph 5 herein, the Executive agrees to comply with the limitations described in Article 4 and Article 5 of the Employment Agreement.

3. The Executive further agrees and recognizes that the Executive has permanently and irrevocably severed the Executive's employment relationship with the Company, that the Executive shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ him in the future.  Effective as of the Date of Termination, Executive is removed from all boards and committees of the Company and its affiliates on which Executive may have previously served.  The Company shall deliver to Executive a copy of the documents delivered to the Office of Mine Safety which are necessary for that office to establish an ending date of your positions as an officer and director of Alpha Natural Resources, Inc., the Company and their respective subsidiaries.

4. The Executive further agrees that the Executive will not disparage or subvert the Company or any Releasee, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company or any Releasee, the Executive's employment and the termination of the Executive's employment, irrespective of the truthfulness or falsity of such statement.

5. In consideration for the Executive's promises, as set forth herein, the Company agrees to pay or provide to or for the Executive the payments and benefits described in the Employment Agreement, the provisions of which are incorporated herein by reference.  Except as set forth in this Agreement, it is expressly agreed and understood that Releasees do not have, and will not have, any obligations to provide the Executive at any time in the future with any payments, benefits or considerations other than those recited in this paragraph, or those required by law, other than under the terms of any benefit plans which provide benefits or payments to former employees according to their terms.

6. The Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to him in consideration for the Executive's acceptance and execution of, and in reliance upon the Executive's representations in, this Agreement.  The Executive agrees that absent execution without revocation of this Agreement containing a release of all claims against the Releasees, the Executive is not entitled to the payments and benefits set forth in the Employment Agreement.

7. The Executive acknowledges and agrees that this Agreement and the Employment Agreement supersede any employment agreement or offer letter the Executive has with the Company or any Releasee.  To the extent Executive has entered into any other enforceable written agreement with the Company or any Releasee that contains provisions that are outside the scope of this Agreement and the Employment Agreement and are not in direct conflict with the provisions in this Agreement or the Employment Agreement, the terms in this Agreement and the Employment Agreement shall not supercede, but shall be in addition to, any other such agreement.   Except as set forth expressly herein, no promises or representations have been made to Executive in connection with the termination of the Executive's Employment Agreement, if any, or offer letter, if any, with the Company, or the terms of this Agreement.

8. The Executive agrees not to disclose the terms of this Agreement or the Employment Agreement to anyone, except the Executive's spouse, attorney and, as necessary, tax/financial advisor.  It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

9. The Executive represents that the Executive does not, without the Company's prior written consent, presently have in the Executive's possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of the Executive's prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by the Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates.  The Executive acknowledges that all such Corporate Records are the property of the Company.  In addition, the Executive shall promptly return in good condition any and all Company owned equipment or property, including, but not limited to, automobiles, personal data assistants, facsimile machines, copy machines, pagers, credit cards, cellular telephone equipment, business cards, laptops, computers, and any other items requested by the Company.  As of the Date of Termination, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

10. Nothing in this Agreement shall prohibit or restrict the Executive from:  (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company's designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

11. The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to the Executive.

12. The Executive agrees and recognizes that should the Executive breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide the Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach.  Further, the Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorneys' fees and costs. Notwithstanding the foregoing, in the event the Company fails to perform any material obligation under the Employment Agreement, including, without limitation, the failure of the Company to make timely payments of monies due to Executive under Article 3 of the Employment Agreement, this Release shall be null and void and Executive shall have the right to pursue any and all appropriate relief for any such failure, including monetary damages, attorneys' fees and costs; provided, that (i) Executive has notified the Company in writing within 30 days of the date of the failure of the Company to perform such material obligation and (ii) such failure remains uncorrected and/or uncontested by the Company for 15 days following the date of such notice.

13. The Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.  The dispute resolution provisions set forth in Section 7.7 of the Employment Agreement apply to any dispute regarding the termination of Executive's employment, and any dispute related to and/or arising under this Agreement, including without limitation any challenge Executive may make regarding the validity of this Agreement.

14. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia.

15. The parties agree that this Agreement shall be deemed to have been made and entered into in Abingdon, Virginia.  Jurisdiction and venue in any proceeding by the Company or Executive to enforce their rights hereunder is specifically limited to any court geographically located in Virginia.

16. The Executive certifies and acknowledges as follows:

(a) That the Executive has read the terms of this Agreement, and that the Executive understands its terms and effects, including the fact that the Executive has agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action arising out of the Executive's employment relationship with the Company and the termination of that employment relationship; and

(b) That the Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which the Executive acknowledges is adequate and satisfactory to him and which the Executive acknowledges is in addition to any other benefits to which the Executive is otherwise entitled; and

(c) That the Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement; and

(d) That the Executive does not waive rights or claims that may arise after the date this Agreement is executed; and

(e) That the Company has provided Executive with a period of [twenty-one (21)] or [forty-five (45)] days within which to consider this Agreement, and that the Executive has signed on the date indicated below after concluding that this Separation of Employment Agreement and General Release is satisfactory to Executive; and

(f) The Executive acknowledges that this Agreement may be revoked by him within seven (7) days after execution, and it shall not become effective until the expiration of such seven (7) day revocation period.  In the event of a timely revocation by the Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

[SIGNATURE PAGE FOLLOWS]

Intending to be legally bound hereby, the Executive and the Company executed the foregoing Separation of Employment Agreement and General Release this ______ day of ______________, _____.

_____________________                                                          Witness:__________________
Kevin S. Crutchfield

ALPHA NATURAL RESOURCES SERVICES, LLC

By:______________________                                                  Witness:_________________
Name:____________________
Title:_____________________